Exhibit 10.31
AMENDMENT
TO
CHANGE IN CONTROL PROTECTION AGREEMENT

This Amendment to Change in Control Protection Agreement (“Amendment”) dated as of December 23, 2008 is made and entered into by and between Boston Private Bank & Trust Company, a Massachusetts corporation (the “Company”) and George G. Schwartz (the “Employee”).

WHEREAS, the Company and the Employee are parties to a Change in Control Protection Agreement dated as of December 5, 2003 (the “Agreement”); and

WHEREAS, the parties hereto desire to amend the Agreement to comply with the requirement of Section 409A of the internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Employee agree as follows:

1.Section 1(a) of the Agreement is hereby amended by deleting the phrase “twenty-five (25%) and replacing it with the following:

“fifty percent (50%)”

2.Section 2 of the Agreement is hereby amended by adding the following before the colon in the first sentence thereof:

“(but only to the extent that such Terminating Event is a
‘Separation from Service’ within the meaning set forth in Section
409A of the Code, determined in accordance with the
presumptions set forth in Treasury Regulation Section 1.409A-
1(h))”

3.	Section 3(b) of the Agreement is hereby amended by deleting the phrase “as soon as practicable” in its entirety and replacing it with the following:

“in one lump sum payment no later than 30 days following the date of the Terminating Event”

4.	Section 4 of the Agreement is hereby amended by deleting the fourth sentence in its entirety and replacing it with the following:

“To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section
280G, the payments and benefits shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code;
(2) cash payments subject to 409A of the Code; (3) equity-
based payments and acceleration; and (4) non-cash forms of

benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.”

5    The Agreement is hereby amended by inserting the following as a new Section 18 to the Agreement:

“18.    Section 409A,

(a)Anything in the Agreement to the contrary notwithstanding, if at the time of the Employee’s ‘Separation from Service’ within the meaning of Section 409A of the Code, the Employer determines that the Employee is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s Separation from Service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s Separation of Service, or (B) the Employee’s death. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of Separation from Service occurs, from such date of Separation from Service until payment.

(b)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Employer or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

6.    All other provision of the Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right of abrogation of an obligation otherwise existing under the Agreement except to the extent specifically provided for herein.

7.    The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of The Commonwealth of Massachusetts.

8.    This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Amendment to Change in Control Protection Agreement to be duly executed by its officer thereunto authorized, and the Employee has hereunto set his hand, all on the day and year first above written.

BOSTON PRIVATE BANK & TRUST COMPANY

By:	/S/ MARK D. THOMPSON
	Name:	Mark D. Thompson
	Title:	Chief Executive Officer

EMPLOYEE

/S/ GEORGE G. SCHWARTZ
George G. Schwartz

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